Exhibit 10.3

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of the 16th day of July, 2013 by and between Hampshire Group, Limited, a Delaware corporation (“Hampshire”), and Buxbaum Holdings, Inc., d\b\a Buxbaum Group (“Buxbaum Group”).

WHEREAS, Buxbaum Group has been providing certain management, advisory and consulting services to Hampshire pursuant a letter agreement dated January 28, 2013, as amended (the “Prior Agreement”);

WHEREAS, the term of the Prior Agreement expires on July 16, 2013;

WHEREAS, the parties desire to enter into this Management Agreement to replace the Prior Agreement and to set forth the terms on which such management, advisory and consulting services will continue to be rendered from and after the date hereof.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties hereto hereby agree as follows:

1.     Management, Advisory and Consulting Services.

(A)     Buxbaum Group shall provide management, advisory and consulting services, solely through Paul M. Buxbaum (“Executive”), to Hampshire on the terms and subject to the conditions set forth in this Agreement. Executive shall consult with the Board of Directors of Hampshire (the “Board”) and management of Hampshire and its subsidiaries in such manner and on such business and financial matters as may be reasonably requested from time to time by the Board, including but not limited to: (i) supervising the operations of Hampshire and its subsidiaries in accordance with policies established by the Board and usual and customary standards of efficient operation and maintenance; (ii) assisting in the preparation of operating budgets and business plans; (iii) advising and assisting Hampshire and its subsidiaries regarding their corporate and financial structure; (iv) advising and assisting Hampshire and its subsidiaries in formulating long-term business strategies; (v) advising and assisting Hampshire in securing equity and/or debt financing and negotiating and structuring the terms of such financing; (vi) assisting Hampshire and its subsidiaries with controlled mergers and acquisitions with, and of, third party entities; and (vii) responding to Board requests concerning, and perform any other management services incidental to, the foregoing, or any other management or advisory services reasonably requested by the Board from time to time and to which Buxbaum Group agrees.

(B)     Without limiting the generality of the foregoing, Buxbaum Group shall supply the services of Executive, who shall serve as President and Chief Executive Officer of Hampshire (together with such other position or positions consistent with Executive’s title as the Board and Executive shall agree to from time to time) and shall have such duties and responsibilities commensurate with such title. If requested by the Board, Executive shall also serve as Chairman of the Board and a director of Hampshire and as an officer and/or director of any other member of the Company Group (as defined below), in each case without additional compensation. Executive shall report directly to the Board.

(C)     Executive shall devote such time to his duties, and shall provide such reports to the Board, in each case as required by the Board from time to time and shall not engage in another business or occupation during the Term (as defined below) to the extent that such activity (x) conflicts with the interests of Hampshire or any of its direct or indirect subsidiaries or affiliates (collectively, the “Company Group”), (y) interferes with the proper and efficient performance of Executive’s duties for Hampshire, or (z) interferes with Executive’s exercise of judgment in Hampshire’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board (which consent shall not be unreasonably withheld), as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of charitable organizations, (ii) engaging in charitable activities and community affairs, (iii) managing his personal investments and affairs and (iv) providing consulting and advisory services to, and/or being a member of the board of directors of, the Consulting Companies (as hereinafter defined), as contemplated by Paragraph 7(I); provided, however, that the activities set out in clauses (i), (ii), (iii) and (iv) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

(D)     Buxbaum Group shall cause Executive to perform the services under this Agreement in the most efficient manner in its sole judgment as may be required to accomplish the identified tasks. Hampshire shall provide Buxbaum Group and Executive all information reasonably requested by Buxbaum Group and/or Executive in a timely manner. Hampshire shall cause its employees to fully cooperate with Buxbaum Group and Executive in connection with their performance of services hereunder, and will otherwise cooperate with Buxbaum Group in performing the services hereunder.

2.     Term. The term (the “Term”) shall commence on July 16, 2013 and, unless terminated sooner as provided in Paragraph 6 hereof, shall continue during the period ending on the close of business on December 31, 2014 (the “Initial Term”). Thereafter the Term shall be automatically extended, without further action by Hampshire or Buxbaum Group, by one (1) additional year first on the expiration of the Initial Term, and then on each subsequent anniversary thereafter, unless, not less than sixty (60) days prior to the end of the Term (including any extension thereof), either Buxbaum Group or Hampshire shall have notified the other in writing of its intention not to further extend the Term.

3.     Annual Fee.

(A)     During the Term and as compensation for the services provided hereunder, Buxbaum Group shall be paid an annual fee of Four Hundred and Fifty Thousand Dollars ($450,000) (the “Annual Fee”), payable in equal monthly installments on or before the sixteenth (16) day of each month, beginning on or about July 16, 2013.

(B)     With respect to any monthly installment of the Annual Fee, any unearned portion thereof, which unearned portion shall be calculated based upon the number of days during any monthly period following the termination of this Agreement by either party, shall be promptly returned to Hampshire upon the termination of this Agreement.

(C)     Executive shall be compensated by Buxbaum Group and Hampshire shall have no obligation to provide any compensation directly to Executive; provided however that Executive shall be entitled to receive such equity awards as the Compensation Committee of the Board may determine in its sole discretion from time to time.

4.     Incentive Fee. Buxbaum Group shall be eligible to receive an annual incentive fee (“Annual Incentive Fee”) determined in the sole discretion of the Compensation Committee of the Board. The Annual Incentive Fee shall be paid to Buxbaum Group at the same time as annual bonuses are generally payable to senior executives of Hampshire, provided that Buxbaum Group shall be deemed to forfeit such Annual Incentive Fee in the event that this Agreement is terminated prior to the payment date of such Annual Incentive Fee.

5.     Benefits. During the Term, neither Buxbaum Group nor Executive shall be entitled to participate in health, insurance, retirement or any other benefits provided to any employees of Hampshire; provided, however, that:

(A)     Hampshire shall reimburse Buxbaum Group for the cost of all medical benefits, including without limitation, health, dental and vision maintained by Buxbaum Group for Executive and his family;

(B)     Hampshire shall reimburse Buxbaum Group or Executive, as applicable, for the cost of one (1) round trip airline ticket per month to permit Executive to travel to his home in accordance with Hampshire’s travel policies applicable to executives from time to time;

(C)     Executive shall be entitled to reimbursement in accordance with Hampshire’s expense reimbursement policy applicable to executives from time to time;

(D)     Hampshire shall reimburse Executive for the costs of his mobile phone and internet usage; and

(E)     Executive shall be entitled to the same number of holidays and sick days, in each case as are generally allowed to similarly situated employees of Hampshire in accordance with the Hampshire policy as in effect from time to time. Executive shall comply with and have the rights afforded to employees under Hampshire’s existing vacation policy, provided that Executive shall be entitled to a minimum of four (4) weeks vacation annually.

6.     Termination.

(A)     Either party may terminate this Agreement at any time upon not less than ten (10) days written notice by one party to the other party. Upon termination of this Agreement by Hampshire without Cause (as defined below), or upon termination of this Agreement by Buxbaum Group for Good Reason (as defined below), Buxbaum Group shall be entitled to, and Hampshire shall be obligated to pay Buxbaum Group, the Annual Fee due to Buxbaum Group hereunder, and reimbursement for the cost of all medical benefits for Executive and his family, for a period of three months after the date of termination of this Agreement. Upon any termination of this Agreement for any reason, except as may otherwise be requested by Hampshire in writing and agreed upon in writing by Buxbaum Group and Executive, Executive shall resign from his positions as President and Chief Executive Officer of Hampshire and from any other positions Executive holds with any other member of the Company Group (it being understood that Executive shall not be required to resign as Chairman of the Board, or director, of Hampshire).

(B)     As used in this Agreement:(i) “Cause” shall mean, in each case with respect to Executive, (1) the conviction or plea of guilty or nolo contendere with respect to a felony (other than a DUI or similar felony), or the commission of a crime involving moral turpitude, or the commission of any other material act or omission involving misappropriation, embezzlement, dishonesty or fraud with respect to Hampshire; (2) substantial and repeated failure to perform his duties proscribed to him by Buxbaum Group consistent with this Agreement as reasonably directed in writing by Hampshire’ Board of Directors with reasonable specificity continuing beyond 30 days’ prior written notice of such failure (which notice shall set forth in reasonable detail the facts or circumstances constituting such failure); (3) willful misconduct or breach of fiduciary duty with respect to Hampshire; or (4) any other material breach of this Agreement which is not cured (to the extent curable) within thirty (30) days after written notice thereof to Buxbaum Group (which notice shall set forth in reasonable specificity the facts or circumstances constituting or giving rise to such breach).

(ii)     “Good Reason” shall mean shall mean any material breach by Hampshire of this Agreement; provided a written notice must be delivered to Hampshire and Hampshire shall have thirty (30) days after the receipt of such notice during which Hampshire may cure the occurrence giving rise to the claim for Good Reason termination.

7.     Covenants of Hampshire Group and Executive.

(A)     Confidential Information. At any time during and after the Term, without the prior written consent of Hampshire, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Buxbaum Group and Executive shall use their respective best efforts to consult with Hampshire prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, neither Buxbaum Group nor Executive shall not disclose any Confidential Information (as defined below) to any third party or use such Confidential Information for the benefit of any party other than Hampshire.

(B)     Non-Competition. Except as provided in Paragraph of this Agreement, at any time during the Term and during the three (3) month period immediately following the end of the Term for any reason, Executive shall not, directly or indirectly, individually or on behalf of any person, company, enterprise, or entity, or as a sole proprietor, partner, stockholder, director, officer, principal, agent, or executive, or in any other capacity or relationship, engage in any Competitive Activities in any jurisdiction in which the Company Group is engaged in (or has demonstrable plans to commence) business activities.

(C)     Non-Solicit. At any time during the Term and during the one (1) year period immediately following the end of the Term, Executive shall not, directly or indirectly, for his own account or for the account of any other individual or entity, engage in Interfering Activities (as defined below).

(D)     Non-Disparagement. At any time during and after the Term, Executive shall not take any action that is intended, or would reasonably be expected, to harm or disparage Hampshire, the Company Group, or their respective directors, members, managers, officers, employees or agents or the business of Hampshire, to impair the Hampshire’s or the Company Group’s reputation or that of its affiliates or the reputations of their respective directors, members, managers, officers, employees or agents, or to lead to unwanted or unfavorable publicity to the Company Group or their respective directors, members, managers, officers, employees or agents.

(E)     For purposes of this Agreement:

(i)     “Competitive Activities” shall mean any business activity that is competitive with the then-current or demonstrably planned business activities of any member of the Company Group.

(ii)     “Confidential Information” shall mean confidential or proprietary trade secrets, client lists, client identities and information, information regarding service providers, investment methodologies, marketing data or plans, sales plans, management organization information, operating policies or manuals, business plans or operations or techniques, financial records or data, or other financial, commercial, business or technical information (i) relating to any member of the Company Group, or (ii) any member of the Company Group may receive belonging to suppliers, customers or others who do business with any member of the Company Group, but shall exclude any information that is in the public domain or hereafter enters the public domain, in each case without the breach by Buxbaum Group or Executive of this Paragraph 7.

(iii)     “Interfering Activities” shall mean (i) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any individual employed by any member of the Company Group to terminate such individual’s employment with any member of the Company Group, or (ii) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce any client, account, customer, licensee or other business relation of any member of the Company Group to cease doing business with or reduce the amount of business conducted with any member of the Company Group, or negatively interfere with the relationship between any such client, account, customer, licensee or business relation and any member of the Company Group.

(F)     Buxbaum Group and Executive each acknowledges and recognizes the highly competitive nature of Hampshire’s business, that access to Confidential Information renders it and him special and unique within Hampshire’s industry, and that each of them will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants and contractors, investors and strategic partners of Hampshire during the course of and as a result of the services to be performed hereunder. In light of the foregoing, Buxbaum Group and Executive each acknowledges and agrees that the restrictions and limitations set forth in this Paragraph 7 are reasonable and valid in geographical and temporal scope and in all other respects, and are essential to protect the value of the business and assets of the Company Group.

(G)     It is expressly understood and agreed that although the parties consider the restrictions contained in this Paragraph 7 hereof to be reasonable for the purpose of preserving the goodwill, proprietary rights and going concern value of Hampshire and each of the members of the Company Group, if a final determination is made by a court of competent jurisdiction that the time or territory or any, other restriction contained in this Paragraph 7 is an unenforceable restriction on Buxbaum Group’s or Executive’s activities, the provisions of this Paragraph 7 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such arbitrator or court, as the case may be, may determine or indicate to be reasonable. Alternatively, if such court finds that any restriction contained in this Paragraph 7 or any remedy provided herein is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein or the availability of any other remedy.

(H)     Buxbaum Group and Executive each expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in this Paragraph 7 may result in substantial, continuing and irreparable injury to Hampshire. Therefore, Buxbaum Group and Executive each hereby agrees that, in addition to any other remedy that may be available to Hampshire, Hampshire shall be entitled to injunctive relief, specific performance or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Paragraph 7 without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach.

(I)     Executive, but not the Buxbaum Group, shall submit to the Board all business, commercial and investment opportunities or offers presented or otherwise made available to them at any time during the Term which relate to the business of Hampshire. If the Board does not pursue such opportunity or offer, Executive and/or the Buxbaum Group shall be permitted to pursue it and it shall not be deemed a breach of Buxbaum Group’s or Executive’s duties to Hampshire (including without limitation any fiduciary duties). Hampshire acknowledges that from time to time Executive provides consulting and advisory services to, and/or is a member of the board of directors of, the companies set forth on Schedule B hereto (the “Consulting Companies”). Notwithstanding the covenants of Executive and/or Buxbaum Group set forth in this Agreement (other than the last sentence of Paragraph 1(C)), Hampshire acknowledges and agrees that Executive and/or Buxbaum Group may continue to provide consulting and advisory services to, and/or be a member of the board of directors of, such Consulting Companies and such services shall not be a breach of this Agreement. In the event Executive and/or Buxbaum Group desires to provide consulting services to any party not listed on Schedule B, Executive and Buxbaum Group shall obtain the Board’s prior written consent.

8.     Developments.

(A)     Developments Retained and Licensed. Executive has provided a list on the attached Schedule A that describes with particularity all developments, original works of authorship, developments, improvements, and trade secrets that Executive can demonstrate were created or owned by him prior to the commencement of the Prior Agreement (collectively referred to as “Prior Developments”), which belong solely to Executive or belong to Executive jointly with another party, that relate in any way to any of the actual or proposed businesses, products, or research and development of any member of the Company Group, and that are not assigned to Hampshire hereunder, or if no such list is attached, Executive represents that there are no such Prior Developments. If, during any period during which Buxbaum Group or Executive performs or performed services for the Company Group after the date of the Prior Agreement (the “Assignment Period”), whether as an officer, employee, director, independent contractor, consultant, or agent, or in any other capacity, Executive incorporates into a Company Group product or process a Prior Development owned by Executive or in which Executive has an interest, Executive hereby grants the Company Group, and the Company Group shall have, a non-exclusive, royalty-free, irrevocable, perpetual, transferable worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, and otherwise distribute such Prior Development as part of or in connection with such product or process.

(B)     Assignment of Developments. Executive agrees that Executive will, without additional compensation, promptly make full written disclosure to Hampshire, and will hold in trust for the sole right and benefit of Hampshire all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or have solely or jointly conceived or developed or reduced to practice, or have caused or may cause to be conceived or developed or reduced to practice, during the Assignment Period, whether or not during regular working hours, provided they either (i) relate at the time of conception, development or reduction to practice to the business of any member of the Company Group, or the actual or anticipated research or development of any member of the Company Group; (ii) result from or relate to any work performed for any member of the Company Group; or (iii) are developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Developments”). Executive further acknowledges that all Developments made by Executive (solely or jointly with others) within the scope of and during the Assignment Period are “works made for hire” (to the greatest extent permitted by applicable law) for which Executive is, in part, compensated by the fees payable hereunder, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, Executive hereby assigns to Hampshire, or its designee, all its or his right, title, and interest throughout the world in and to any such Development.

(C)     Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Developments made by Executive (solely or jointly with others) during the Assignment Period. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, and any other format. The records will be available to and remain the sole property of the Company Group at all times. Executive agrees not to remove such records from Hampshire’s place of business except as expressly permitted by Company Group policy, which may, from time to time, be revised at the sole election of the Company Group for the purpose of furthering the business of the Company Group.

(D)     Intellectual Property Rights. Executive agrees to assist Hampshire, or its designee, at Hampshire’s expense, in every way to secure the rights of the Company Group in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to Hampshire of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that Hampshire shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto. Executive further agrees that its or his obligation to execute or cause to be executed, when it is in its or his power to do so, any such instrument or papers shall continue after the Assignment Period until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, Hampshire shall reimburse Executive for his reasonable expenses incurred in connection with carrying out the foregoing obligation. If Hampshire is unable because of Executive’s incapacity or unavailability for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to Hampshire as above, then Executive hereby irrevocably designates and appoints Hampshire and its duly authorized officers and agents as his agent and attorney in fact to act for and in its and his behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by Executive. Executive hereby waives and irrevocably quitclaims to Hampshire any and all claims, of any nature whatsoever, that he now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to Hampshire.

9.     No Conflicts. Buxbaum Group and Executive each represents and warrants to Hampshire that the execution, delivery and performance of this Agreement will not conflict with or result in a violation or breach of, or constitute a default under any contract, agreement or understanding to which Buxbaum Group or Executive is or was a party or of which Buxbaum Group or Executive is aware and that there are no restrictions, covenants, agreements or limitations on Buxbaum Group’s or Executive’s right or ability to enter into and perform the terms of this Agreement.

10.     Independence; Severability. Each of the rights enumerated in this Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to Hampshire at law or in equity. If any of the provisions of this Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Agreement, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration, scope and/or area of such provision to the maximum and/or broadest duration, scope and/or area permissible by law and in its reduced form said provision shall then be enforceable.

11.     Taxes. Buxbaum Group shall be responsible for all applicable taxes payable by it or Executive, including but not limited to, income, employment, social insurance and other withholding taxes, as shall be required by law. Buxbaum Group and Executive each acknowledges and represents that Hampshire has not provided any tax advice to it or him in connection with this Agreement and that it and he have been advised by Hampshire to seek tax advice from its or his own tax advisors regarding this Agreement and payments that may be made to Buxbaum Group pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

12.     Additional Section 409A Provisions. Notwithstanding any provision in this Agreement to the contrary:

(A)     Any payment otherwise required to be made hereunder to Buxbaum Group or Executive at any date as a result of the termination of this Agreement shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Buxbaum Group or Executive, as applicable, shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(B)     Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(C)     To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by Hampshire no later than the last day of the taxable year following the taxable year in which such expense was incurred by Buxbaum Group or Executive, as applicable, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(D)     While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall Hampshire or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on Buxbaum Group or Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

13.     Insurance. Hampshire shall provide coverage to Executive in his capacity as a director and officer under Hampshire’s directors and officers liability insurance policy (D&O policy) and shall provide proof of such insurance coverage within 30 days after the date of this Agreement. Hampshire shall use its commercially reasonable efforts to have Buxbaum Group named as an insured under the policy and shall provide proof of such insurance coverage or its denial within 30 days after the date of this Agreement.

14.     Warranties and Indemnification. Except as set forth in this Agreement, Buxbaum Group makes no warranties, either express or implied, as to any matter whatsoever. Further, Buxbaum Group does not predict the results of this engagement. Buxbaum Group shall not be subject to any liability to Hampshire or others for any act or omission relating to or arising out of services rendered under this Agreement, unless Buxbaum Group’s acts or omissions constitute willful malfeasance, bad faith, gross negligence or reckless disregard of the obligations of this Agreement. Each of the parties hereto agree to indemnify and hold the other harmless including, their respective directors, officers, members, employees, and agents harmless from any and all liabilities, costs, damages, losses, claims, suits, and expenses, including without limitation, court costs and reasonable attorney’s and accountant’s fees and expenses, incurred as a result of the services contemplated herein, provided that such obligation shall not apply to the extent the claims, liabilities, costs, damages, losses, suit or expenses arise out of or in connection with indemnitee’s (or such other person’s) willful malfeasance, bad faith, gross negligence or reckless disregard of the obligations of this Agreement. The provisions of this Paragraph shall survive termination of this Agreement.

15.     Further Assurances. Each party agrees to cooperate with each other to carry out the purposes and intent of this Agreement, including, without limitation, the execution of and delivery to the appropriate party of all further documents and instruments, as may reasonably be necessary or appropriate to accomplish the same.

16.     Successors and Assigns; No Third-Party Beneficiaries.

(A)     Except as otherwise provided for herein, this Agreement shall not be assignable by any party without the express prior written consent of the other party. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not.

(B)     Nothing expressed or referred to in this Agreement will be construed to give any person other than Hampshire, the other members of the Company Group, Buxbaum Group and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

17.     Waiver and Amendments. Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on Hampshire’s behalf by the Board or the Compensation Committee. No waiver by any of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

18.     Entire Agreement. This Agreement (including all Attachments hereto, if any, which are incorporated herein by reference), and all other Agreements and documents executed in connection herewith constitute the entire Agreement among the parties hereto with respect to the subject hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, including without limitation, the Prior Agreement. No amendment, alteration or modification of this Agreement shall be valid unless in each instance such amendment, alteration or modification is expressed in a written instrument duly executed by the parties hereto. This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties.

19.     Governing Law; Jurisdiction; Waiver of Jury Trial. EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE SOUTHERN DISTRICT OF NEW YORK, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN NEW YORK COUNTY SUPREME COURT IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST. BY EXECUTION OF THIS AGREEMENT, THE PARTIES HERETO, AND THEIR RESPECTIVE AFFILIATES, CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

20.     Attorney Fees. If any litigation is commenced among the parties in relation to this Agreement, the party prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for attorneys’ fees in connection with such litigation or in a separate action brought for that purpose.

21.     Notices.

(A)     Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, (i) all notices and communications to Hampshire shall be mailed or delivered to Hampshire at Hampshire’s principal executive office and (ii) all notices and communications to Buxbaum Group or Executive may be personally delivered by hand to Executive (for himself and the Buxbaum Group) or may be mailed or delivered to Buxbaum Group or Executive at Buxbaum Group’s principal executive office.

(B)     Date of Delivery. Any notice so addressed shall be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

22.     No Partnership. This Agreement is not intended to, and does not, create a partnership or a joint venture between or among any of the parties hereto and this Agreement shall not in any manner cause any party hereto to have the rights or obligations of a partner, whether limited or general, or result in any party hereto having the right to assert rights of a partner, whether limited or general.

23.     Paragraph Headings. The headings of the paragraphs, sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

24.     Survival of Operative Provisions. Upon any termination of this Agreement, the provisions of Paragraph 3(B) and Paragraph 7 through and including Paragraph 25 of this Agreement (together with any related definitions) shall survive to the extent necessary to give effect to the provisions thereof.

25.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

*     *     *

IN WITNESS WHEREOF, the parties hereto have set their respective hands and seals as of the day and year first above written.

HAMPSHIRE GROUP, LIMITED

By:	/s/ Benjamin C. Yogel
Name:	Benjamin C. Yogel
Title:	Lead Director

BUXBAUM HOLDINGS, INC.,
d\b\a BUXBAUM GROUP

By:	/s/ Paul M. Buxbaum
Name:	Paul M. Buxbaum
Title:	President

JOINDER

The undersigned, Paul M. Buxbaum, hereby joins in and agrees to be bound by the provisions of Paragraphs 1 and Paragraph 5 through and including Paragraph 25 of this Agreement (together with any related definitions) in his capacity as Executive hereunder, as of the day and year first above written.

/s/ Paul M. Buxbaum
Paul M. Buxbaum

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